Number: BC1285896

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that 1285896 B.C. LTD. was incorporated under the Business Corporations Act on January 26, 2021 at 01:55 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On January 26, 2021

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE